Exhibit 23.1 Consent of Moore & Associates, Chartered

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Affordable Green Homes International, Inc., of our report dated May 8, 2007 on our audit of the financial statements of Affordable Green Homes International, Inc. as of March 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2007 and since inception on October 10, 2006 through March 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 22, 2008